Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

August 17, 2026

MEDIA CONTACT:

Fran Del Valle

Greystone

917-922-5653

fran@influencecentral.com

INVESTOR CONTACT:

Andy Grier

Investor Relations

402-952-1235

Greystone Housing Impact Investors LP Announces Sale of

Vantage at Loveland

OMAHA, Nebraska – Greystone Housing Impact Investors LP (NYSE: GHI) (the “Partnership”) announced today that on August 13, 2026, Vantage at Loveland, a 288-unit market rate multifamily property located in Loveland, CO, was sold at the direction of its managing member. The Partnership’s investment in Vantage at Loveland was originated in April 2021 and the Partnership contributed equity totaling approximately $23.2 million. Approximately $2.1 million of that initial equity investment was previously returned to the Partnership in March 2025 upon a refinancing of the original construction loan by the managing member. The Partnership also previously received approximately $5.8 million of accrued preferred return from the proceeds of the March 2025 construction loan refinancing. As a result of the August 2026 sale, the Partnership’s remaining equity investment was redeemed. At closing of the sale, the Partnership received net cash of approximately $23.6 million, consisting of the return of its remaining $21.1 million in contributed equity and $2.5 million in accrued preferred return. The Partnership estimates it will recognize the following amounts resulting from the sale in the third quarter of 2026:

•
Investment income of approximately $2.5 million,

•
Net income of approximately $0.11 per Beneficial Unit Certificate (“BUC”), basic and diluted, based on the number of BUCs outstanding on the date of sale, and

•
Cash Available for Distribution of approximately $0.11 per BUC, basic and diluted, based on the number of BUCs outstanding on the date of sale.

“The sale of Vantage at Loveland will allow the Partnership to redeploy its original contributed capital into new accretive mortgage revenue bond and governmental issuer loan investments across our target segments consistent with our recent strategic initiatives,” said Kenneth C. Rogozinski, Chief Executive Officer of the Partnership. “The Partnership is pleased to have received a return of our full original equity investment as well as all accrued preferred return due to us on that equity investment from the proceeds of the property sale. We will continue to implement the strategy of reducing our capital allocation to market rate multifamily JV Equity Investments going forward while maximizing the return of capital to us.”

Disclosure Regarding Non-GAAP Measures - Cash Available for Distribution

This report refers to Cash Available for Distribution (“CAD”), which is identified as a non-GAAP financial measure. We believe CAD provides relevant information about the Partnership’s operations and is necessary, along with net income, for understanding its operating results. Net income is the GAAP measure most comparable to CAD. There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies. Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure that should not be considered as an alternative to net income calculated in accordance with GAAP, or any other measures of financial performance presented in accordance with GAAP. For the amounts disclosed herein related to this transaction, there are no reconciling items between net income per BUC, basic and diluted, and CAD per BUC, basic and diluted.

About Greystone Housing Impact Investors LP

Greystone Housing Impact Investors LP was formed in 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, seniors and student housing properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Second Amended and Restated Limited Partnership Agreement, dated December 5, 2022 (the “Partnership Agreement”), taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. Greystone Housing Impact Investors LP press releases are available at www.ghiinvestors.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.